Exhibit 10.50

PROVIDER PARTICIPATION AGREEMENT
Between
ARIZONA HEALTH CARE
COST CONTAINMENT SYSTEM ADMINISTRATION (AHCCCSA)
and

Provider Name	SSN/Tax ID #
Located at

Business Address	City, County, State, Zip Code

This Agreement between AHCCCSA and the Provider is made pursuant to Title XIX of the Social Security Act and A.R.S. Title 36, Chapter 29 to govern: (1) registration and payment for the health care services provided by the Provider to eligible persons who are not enrolled with a program contractor or health plan under contract with AHCCCSA ("Contractors") or who receive emergency services ("fee-for-service patients"), and (2) registration for the Provider to participate in the Arizona Health Care Cost Containment System through a Contractor.

In consideration of the covenants contained in this Agreement:

I.
Fee-for-Service Patients

1.
AHCCCSA agrees to make payments to the Provider, consistent with State and Federal law, the terms of this Agreement, and the AHCCCSA Capped Fee-For-Service Payment Schedule (including amendments thereto and as hereby incorporated by reference), for the health care services provided by the Provider to fee-for-service patients.

2.
With respect to fee-for-service patients, the Provider agrees to bill in accordance with the terms of this Agreement, State and Federal law, and the following documents, including amendments thereto, hereby incorporated by reference: the AHCCCS Fee-For-Service Manuals, the AHCCCS Medical Policy Manual, AHCCCS Claims Clues and other written directives provided by the AHCCCSA to the Provider. These documents shall be made available to the Provider either in hard copy or via AHCCCS Internet Website at www.ahcccs.state.az.us. The Provider shall conform its billing practices to ICD9, CPT and HCPCS compliance standards except when those standards conflict with AHCCCS policies defined listed above.

3.
The Provider agrees to bill the AHCCCSA only after a potential third party payer has been billed and, after payment has been received, to bill AHCCCSA the balance due only up to the limit of the member's responsibility.

4.
In addition to other remedies available under this Agreement, AHCCCS shall be entitled to offset against any amounts due the Provider any overpayments, expenses or costs incurred by AHCCCSA concerning the Provider's non-compliance with this Agreement. The rights and remedies of AHCCCSA under this contract are not exclusive.

5.
The Provider shall maintain for the duration of this Agreement policies of professional liability insurance, comprehensive general liability insurance and automobile liability insurance. The Provider agrees that any insurance protection required by this Agreement, or otherwise obtained by the Provider, shall not limit the responsibility of Provider to indemnify, hold harmless and defend the State and AHCCCSA, their agents, officers and employees as provided herein. Furthermore, the Provider shall be fully responsible for all taxes, Worker's Compensation Insurance, and all other applicable insurance coverage, for itself and its employees, and AHCCCSA shall have no responsibility or liability for any such taxes or insurance coverage.

II.
Participation through a Program Contractor or Health Plan

1.
With respect to any services furnished by the Provider to an AHCCCS eligible person enrolled with a Contractor, the terms and conditions of payment shall be as set forth in the contract between the Provider and the Contractor notwithstanding any inconsistent provisions of Section I of this Agreement.

2.
The Provider agrees to hold the AHCCCSA harmless, and agrees not to seek reimbursement from AHCCCSA, for services rendered, pursuant to a contract between the provider and a Contractor to AHCCCS eligible persons enrolled with a Contractor.

III.
General Terms and Conditions

        The following terms and conditions apply both to services provided on a fee-for-service basis and services provided through a Program Contractor or Health Plan:

1.
Pursuant to 42 CFR 431.107, Provider is prohibited from participation in the Arizona Health Care Cost Containment System unless a provider agreement with the Administration is in effect. Provider may not enter into or continue any contracts for the delivery of heatlh care services to any AHCCCS eligible person with any Contractor if this Agreement is terminated. Furthermore, the AHCCCSA will not pay the Provider for any services rendered if there is no Agreement in effect at the time a claim is submitted.

2.
When AHCCCSA issues an amendment to modify this Agreement or to modify documents incorporated by references as part of this Agreement, the provisions of such amendment will be deemed to have been accepted 30 days after the date AHCCCSA provides notice to the Provider, even if the amendment has not been signed by the Provider, unless within that time the Provider notifies AHCCCSA in writing that it refuses to sign the amendment. If the Provider gives such notification, this Agreement terminates.

3.
The Provider shall maintain all records relating to performance of this Agreement in compliance with all specifications for record keeping established by AHCCCSA. All books and records shall be maintained in such detail as shall reflect each service provided and all other costs and expenses of whatever nature for which payment is made to the Provider. Such material shall be subject to inspection, audit or copying by the state, AHCCCSA, the U.S. Department of Health and Human Services, any other authorized representative of the state or federal governments during normal business hours at the Provider's place of business. The Provider shall preserve and make available records for a period of five years from the date of payment under this Agreement except: (1) if this Agreement is completely or partially terminated, the records relating to the work terminated shall be preserved and made available for a period of five years from the date of any such termination; and (2) records which relate to disputes, litigation or the settlement of claims arising out of this Agreement, or costs and expenses of this Agreement to which exception has been taken by the state, shall be retained by the Provider until such disputes, litigation, claims or exceptions have been disposed of. The Provider shall comply with all applicable AHCCCS Rules and Audit Guide relating to the audit of the Provider's records and the inspection of the Provider's facilities. If the Provider is an inpatient facility, the Provider shall file uniform reports and Title XVIII and Title XIX cost reports with AHCCCSA.

4.
The Provider, by execution of this Agreement, warrants that it has the ability, authority, skill, expertise and capacity to perform the services specified in this contract. The Provider shall obtain and maintain all licenses, permits and authority necessary to do business and render service under this Agreement and, where applicable, shall comply with all laws regarding safety, unemployment insurance, disability insurance and worker's compensation.

5.
The Provider agrees to hold harmless the state, all state officers and employees, AHCCCSA and other appropriate state agencies, and all officers and employees of AHCCCSA against all injuries, deaths, losses, damages, claims, suits, liabilities, judgments, costs and expenses which may, in any manner, accrue against the State, AHCCCSA or its agents, officers or employees, or AHCCCS contractors, through the intentional conduct, negligence or omission of the Provider, its agent, officers or employees.

6.
The Provider shall comply with all federal, State and local laws, rules, regulations, standards and executive orders governing performance of duties under this Agreement, without limitation to those designated within this Agreement.

7.
Confidential information shall be safeguarded pursuant to 42 CFR Part 431, Subpart F, ARS §36-107, 36-2903, 41-1959 and 46-135, any other applicable State and Federal laws, and AHCCCS and/or ALTCS Rules.

8.
Any grievances filed by the Provider shall be adjudicated in accordance with AHCCCS Rules as published in the Arizona Administrative Code. The Provider agrees to waive attorneys' fees in any disputes concerning this Agreement.

9.
Upon thirty (30) days written notice, either party may voluntarily terminate this Agreement. AHCCCSA has the right to terminate this Agreement upon twenty-four (24) hours written notice when AHCCCSA deems the health or welfare of a member is endangered; the Provider fails to comply with Federal and State laws and regulations; or there is a cancellation, termination or material modification in the Provider's qualifications to provide.

10.
AHCCCSA may, by written notice to the Provider, terminate this Agreement if it is found, after notice and hearing by the State, that gratuities in the form of entertainment, gifts, or otherwise were offered or given by the Provider, or any agent or representative of the Provider, to any officer or employee of the State with a view towards securing a contract or securing favorable treatment with respect to the awarding, amending or the making of any determinations with respect to the performance of the Provider; provided, that the existence of the facts upon which the state makes such findings shall be in issue and may be reviewed in any competent court. If the Agreement is terminated under this section, AHCCCSA shall be entitled to a penalty, in addition to any other damages to which it may be entitled by law, and to exemplary damages in the amount of three times the cost incurred by the Provider in providing any such gratuities to any such officer or employee.

11.
Upon termination of this Agreement, the Provider shall assist in providing for the orderly transition of care for recipients assigned to the Provider upon termination of this Agreement.

12.
The Provider shall comply with State Executive Order 99-4, incorporated by reference as part of this Agreement, and Federal Order 11246 which prohibit discrimination based on of race, color, religion, sex, age, national origin or political affiliation.

13.
By signing this Agreement, the Provider certifies that it has not engaged in any violation of the Medicare Anti-Kickback statute (42 USC §§1320a-7b) or the "Stark I" and "Stark II" laws governing related-entity referrals (PL 101-239 and PL 101-432) and compensation therefrom. If the Provider provides laboratory testing, it certifies that it has complied with 42 CFR §411.361 and has sent to AHCCCSA simultaneous copies of the information required by that rule to be sent to the Health Care Financing Administration.

14.
By signing this Agreement, the Provider certifies that it complies with the Clinical Laboratory Improvement Amendment (CLIA) of 1988 that requires laboratories and other facilities that test human specimens to obtain either a CLIA Waiver or CLIA Certificate in order to obtain reimbursement from the Medicare and Medicaid (AHCCCS) programs. In addition, they must meet all the requirements of 42 CFR 493, Subpart A. AHCCCSA requires all clinical laboratories to provide verification of CLIA Licensure or Certificate of Waiver during the provider registration process. Failure to do so shall result in either a termination of this Agreement or denial of initial registration. Pass-through billing or other similar activities with the intent of avoiding the above requirements are prohibited.

15.
The Provider shall not bill, nor attempt to collect payment directly or through a collection agency from a person claiming to be AHCCCS eligible without first receiving verification from AHCCCSA that the person was ineligible for AHCCCS on the date of service, or that services provided were not AHCCCS covered services. The Provider agrees to abide by Arizona Administrative Code R9-22-702 prohibiting the Provider from charging, collecting, or attempting to collect payment from an AHCCCS eligible person.

16.
If the Provider discovers, or is made aware, that an incident of potential fraud or abuse has occurred, the Provider shall report the incident to the Health Plan, Program Contractor, or the Administration who shall proceed in accordance with the AHCCCS Health Plans and Program Contractors Policy for Prevention, Detection and Reporting of Fraud and Abuse. Incidents involving potential member eligibility fraud should be reported to AHCCCSA, Office of Managed Care, Member Fraud Unit. All other incidents of potential fraud should be reported to AHCCCSA, Office of the Director, Office of Program Integrity.

17.
The Provider agrees to submit, within thirty-five (35) days after the date of request by AHCCCSA or the U.S. Department of Health and Human Services, full and complete information as to ownership, business transactions, and criminal activity in accordance with 42 C.F.R. 455 Subpart B and State law.

18.
The Provider agrees to comply with the advance directive requirements specified in Part 489, Subpart I, and Section 417.436 (d) of the Code of Federal Regulations.

FOR AND ON BEHALF OF THE PROVIDER	FOR AND ON BEHALF OF AHCCCSA
Signature Date	Authorization
Typed Name	Date
Title	Provider Number Assigned